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                                                                 EXHIBIT 10.23

                          EXODUS COMMUNICATIONS, INC.

                    INTERNET DATA CENTER SERVICES AGREEMENT

THIS INTERNET DATA CENTER SERVICES AGREEMENT (this "Agreement") is made effective as of the Submission Date March 18, 1999 (the "Effective Date") indicated in the initial Internet Data Center Services Order Form executed by and between Exodus Communications, Inc. ("Exodus") and the customer identified below ("Customer") attached hereto as Exhibit A.

PARTIES:

CUSTOMER NAME: DIGITAL ENTERTAINMENT NETWORK, INC.

ADDRESS:       2230 BROADWAY

               SANTA MONICA, CA 90404

PHONE:         (310) 998-9200

FAX:           (310) 998-1101

EXODUS COMMUNICATIONS, INC.
2831 Mission College Blvd.
Santa Clara, CA 95055-1838
Phone: (408) 346-2200
Fax:   (408) 346-2420

      1. INTERNET DATA CENTER SERVICES.

      1.1 Subject to the terms and conditions of this Agreement, during the term of this Agreement, Exodus will provide to Customer the services described in the Internet Data Center Services Order Forms(s) ("Initial IDC Services Order Form(s)") attached hereto as Exhibit A, the product specifications attached hereto as Exhibit B (the "Product Specifications") and the Statement of Work attached hereto as Exhibit C (the "SOW") (such services, the "Internet Data Center Services"). Any future IDC Services Order Forms accepted by Exodus are incorporated herein by this reference, each as of the Submission Date indicated in such form.

      1.2 Exodus will notify Customer prior to assigning or transferring any key personnel to or from Customer's account.

      1.3 The Customer site at Exodus' Irvine Internet Data Center will be operational in beta test mode on April 1, 1999. For purposes of this Agreement, beta test mode shall mean that the facilities aspects of the Internet Data Center Services, including racks, bandwidth, and space, will be available but that the Internet Data Center Services will be subject to periodic intervals of non-operation in order for modifications to be made. Both parties will use best efforts to have the Irvine site operational and accessible in conformance with the service level warranty set forth in Section 5.2 by April 1, 1999, but in no event later than May 1, 1999 (the "Operational Date"). The Customer site at Exodus' Herndon Internet Data Center will be operational and accessible in conformance with the service level warranty set forth in Section 5.2 within sixty (60) days of the Operational Date of the Irvine Data Center.

      2. FEES AND BILLING.

      2.1 Fees. Customer will pay all fees due according to the initial IDC Services Order Form(s) and any subsequent IDC Services Order Forms submitted by Customer and accepted by Exodus. The fees set forth in the initial IDC Services Order Form reflect a discount related exclusively to the purchase by Exodus of an equity interest in Customer as set forth more fully in that certain Restricted Stock Purchase Agreement executed by and between the parties (the "Restricted Stock Purchase Agreement") attached hereto as Exhibit F.

      2.2 Billing Commencement. Except as expressly set forth herein, billing for Internet Data Center Services, other than Setup Fees, indicated in the Initial IDC Services Order Form shall commence as set forth on such initial IDC Services Order Form. In the event that Customer orders additional Internet Data Center Services, billing for such services shall commence on the date Exodus first provides such additional Internet Data Center Services to Customer or as otherwise agreed to by Customer and Exodus.

      2.3 Billing and Payment Terms. Customer will be billed monthly in advance of the provision of Internet Data Center Services, and payment of such fees will be due within thirty (30) days of the date of each Exodus invoice. All payments will be made in U.S. dollars. Late payments hereunder will accrue interest at a rate of one and one-half percent (1 1/2%) per month, or the highest rate allowed by applicable law, whichever is lower. If in its judgment Exodus determines that Customer is not creditworthy or is otherwise not financially secure, Exodus may, upon written notice to Customer, modify the payment terms to require full payment before the provision of Internet Data Center Services or other assurances to secure Customer's payment obligations hereunder.

      2.4 Taxes. All payments required by this Agreement are exclusive of all national, state, municipal or other governmental excise, sales, value-added, use, personal property, and occupational taxes, excises, withholding taxes and obligations and other levies now in force or enacted in the future, all of which Customer will be responsible for and will pay in full, except for taxes based on Exodus' net income.

      3. CUSTOMER'S OBLIGATIONS.

      3.1 Compliance with Law and Rules and Regulations. The parties agree that they will materially comply at all times with all applicable laws and regulations and Exodus' general rules and regulations relating to its provision of Internet Data Center Services, an reasonably updated by Exodus from time to time and attached hereto as exhibit D ("Rules and Regulations"). Customer acknowledges that Exodus exercises no control whatsoever over the content of the information passing through its sites continuing the "Customer Area" (the portion(s) of the Internet Data Centers, as defined below, made available to Customer hereunder for the placement of equipment used by Customer) and equipment and facilities used by Exodus to provide Internet Data Center Services ("Internet Data Centers"), and that it is the sole responsibility of Customer to ensure that the information it transmits and receives complies with all applicable laws and regulations.

      3.2 Customer's Costs. Customer agrees that it will be solely responsible, and at Exodus's request will reimburse Exodus, for all costs and expenses approved in writing by Customer (other than those included as part of the Internet Data Center Services and except as otherwise expressly provided herein) Customer incurs in connection with this Agreement.

      3.3 Access and Security. Subject to the limitations set forth in Section 6, customer will be fully responsible for any charges, costs, expenses, (other than those included in the Internet Data Center Services), and third party claims that may result from Customer's physical use of, or physical access to, the Internet Data Centers and/or of the Customer Area including but not limited to any unauthorized use by Customer of any access devices provided by Exodus hereunder. Except with the advanced written consent of Exodus, Customer's access to the Internet Data Centers will be limited solely to the individuals identified and authorized by Customer to have access to the Internet Data Centers and the Customer Area in accordance with this Agreement, as identified in the Customer Registration Form, as amended from time to time, which is hereby incorporated by this reference ("Representatives"). Excluding periods of reasonable maintenance with advance notice to Customer and emergency situations, Customer shall have physical and remote access to the applicable Internet Data Center 24 hours a day, seven days a week.

      3.4 No Competitive Services. Customer may not resell Exodus' services without prior written consent. Customer's customers may not have access to the IDC(s).

      3.5 Insurance.

      (a) Minimum Levels. Each party will keep in full force and effect during the term of this Agreement: (i) comprehensive general liability insurance in an amount not less than $5 million per occurrence for bodily injury and property damage; (ii) employer's liability insurance in an amount not less than $1 million per occurrence; and (iii) workers' compensation insurance in an amount not less than that required by applicable law. Each party also agrees that it will, and will be solely responsible for ensuring that its agents (including contractors and subcontractors) maintain, other insurance at levels no less than those required by applicable law and customary in such party's and its agents' industries. Additionally, Exodus will insure the equipment provided hereunder at levels no less than a reasonably prudent business person would.

      (b) Certificate of Insurance. Prior to installation of any equipment in the Customer Area in the applicable Internet Data Center, each party will furnish the other party with certificates of insurance which evidence the minimum levels of insurance set forth above.

      (c) Additional Insured. Each party agrees that prior to the installation of any equipment, it will cause its insurance provider(s) to name the other party as an additional insured and notify such other party in writing of the effective date thereof.

4.   CONFIDENTIAL INFORMATION.

     4.1 Confidential Information. Each party acknowledges that it will have access to certain confidential information of the other party concerning the other party's business, plans, customers, technology, and products, including the terms and conditions of this Agreement ("Confidential Information"). Confidential Information will include, but not be limited to, Customer Content, Customer User Information, each party's proprietary software and customer information. Each party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by this Agreement, nor disclose to any third party (except as required by law or to that party's attorneys, accountants and other advisors as reasonably necessary), any of the other party's Confidential Information and will exercise the same level of care in protecting the other party's Confidential Information from unauthorized use and disclosure as it uses to protect its own Confidential Information, which in no event will be less protective than the safeguards a reasonably prudent business would exercise in similar circumstances. Each party shall give the other party reasonable notice of any disclosure of the other party's Confidential Information required by law and a reasonable opportunity to object and limit such disclosure.

     4.2 Exceptions. Information will not be deemed Confidential Information hereunder if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party.

     4.3 Survival. This Section 4 shall survive any expiration or termination of this Agreement for a period of three (3) years.

5.   REPRESENTATIONS AND WARRANTIES.

     5.1  Warranties by Customer.



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     (a)  Customer represents and warrants that (i) it has the full power, right and authority to execute and deliver this Agreement and perform its obligations hereunder, and (ii) neither execution and delivery nor Customer's services, products, materials, data, and information used by Customer in connection with this Agreement as well as Customer's and its permitted customers' and users' use of the Internet Data Center Services (collectively, "Customer's Business") will
(A) materially violate any provision of any law, rule, regulations or order applicable to Customer or (B) materially violate, breach, conflict with, result in the termination of, acceleration of or cancellation of any obligation under, or require the payment of any fee or constitute a default under (x) the articles of incorporation or bylaws of Customer or (v) any contract, permit, license or other instrument to which Customer is bound or subject.

     (Intentionally deleted)

     (c) Rules and Regulations. Customer has read the Rules and Regulations and represents and warrants that Customer and Customer's Business are currently in material compliance with the Rules and Regulations, and will remain so at all times during the term of this Agreement.

     (d) Breach of Warranties. In the event of any material breach of the warranty set forth in Section 5.1(a)(ii)(A) or 5.1(c) which will result in a material liability to Exodus, Exodus shall provide written notice to Customer of such breach. If Customer fails to cure such breach within five (5) business days of receipt of such notice, Exodus shall have the option to terminate this Agreement subject to the provision of the applicable Transmission Services set forth in Section 8.7. Such termination shall be considered termination for cause pursuant to Section 8.2(b).

5.2  Warranties and Disclaimers by Exodus.

          5.2(a) Service Level Warranty. In the event Customer experiences any of the following and Exodus determines that such inability was caused by Exodus' failure to provide Internet Data Center Services for reasons within Exodus' operational control and not as a result of any actions or inactions of Customer or any third parties not within the operational control of Exodus (including equipment provided by Customer, if any, ("Customer Equipment") and third party equipment), Exodus will, upon Customer's request in accordance with paragraph (iii) below, credit Customer's account as described below.

          (i) Inability to Access Internet (Downtime). If Customer is unable to transmit and receive information from Exodus' Internet Data Centers (i.e., Exodus' LAN and WAN) to other portions of the Internet because Exodus failed to provide the Internet Data Center Services for more than fifteen (15) consecutive minutes, Exodus will credit Customer's account the pro-rata connectivity charges (i.e., all bandwidth related charges) for one (1) day of service, up to an aggregate maximum credit of connectivity charges for seven (7) days of service in any one calendar (1) month. Exodus' scheduled maintenance of the Internet Data Centers and Internet Data Center Services, as described in the Rules and Regulations, shall not be deemed to be a failure of Exodus to provide Internet Data Center Services. For purposes of the foregoing, "unable to transmit and receive" shall mean sustained packet loss in excess of 50% based on Exodus' measurements.

          (ii) Packet Loss and Latency. Exodus does not proactively monitor the packet loss or transmission latency of specific customers. Exodus does, however, proactively monitor the aggregate packet loss and transmission latency within its LAN and WAN. In the event that Exodus discovers (either from its own efforts or after being notified by Customer) that Customer is experiencing packet loss in excess of one percent (1%) ("Excess Packet Loss") or transmission latency in excess of 96 milliseconds round trip time (based on Exodus' measurements) between any two Internet Data Centers within Exodus' U.S. network (collectively, "Excess Latency", and with Excess Packet Loss "Excess Packet Loss/Latency"), and Customer notifies Exodus (or confirms that Exodus has notified Customer), Exodus will take all actions necessary to determine the source of the Excess Packet Loss/Latency.

               (A) Time to Discover Source of Excess Packet Loss/Latency; Notification of Customer. Within two (2) hours of discovering the existence of Excess Packet Loss/Latency, Exodus will determine whether the source of the Excess Packet Loss/Latency is limited to the Customer Equipment and the Exodus equipment connecting the Customer Equipment to Exodus' LAN ("Customer Specific Packet Loss/Latency"). If the Excess Packet Loss/Latency is not a Customer Specific Packet Loss/Latency, Exodus will determine the source of the Excess Packet Loss/Latency within two (2) hours after determining that it is not a Customer Specific Packet Loss/Latency. In any event, Exodus will notify Customer of the source of the Excess Packet Loss/Latency within sixty (60) minutes after identifying the source.

               (B) Remedy of Excess Packet Loss/Latency. If the Excess Packet Loss/Latency remedy is within the operational control of Exodus, Exodus will remedy the Excess Packet Loss/Latency within two (2) hours of determining the source of the Excess Packet Loss/Latency. If the Excess Packet Loss/Latency is caused from outside of the Exodus LAN or WAN, Exodus will notify Customer and will use commercially reasonable efforts to notify the party(ies) responsible for the source and cooperate with it (them) to resolve the problem as soon as possible.

               (C) Failure to Determine Source and/or Resolve Problem. In the event that Exodus is unable to determine the source of and remedy the Excess Packet Loss/Latency within the time periods described above (where Exodus had operational control of the source), Exodus will credit Customer's account the pro-rata connectivity charges for one (1) day of service for every two (2) hours after the time periods described above that it takes Exodus to resolve the problem, up to an aggregate maximum credit of connectivity charges for seven (7) days of service in any one (1) month.

          (iii) Customer Must Request Credit: To receive any of the credits described in this section 5.2(a), Customer must notify Exodus within ten (10) business days from the time Customer becomes eligible to receive a credit. Failure to comply with this requirement will forfeit Customer's right to receive a credit.

          (iv) Remedies Shall Not Be Cumulative; Maximum Credit. In the event that Customer is entitled to multiple credits hereunder arising from the same event, such events shall not be cumulative and Customer shall be entitled to receive only the maximum single credit available for such event. In no event will Exodus be required to credit Customer in any one (1) calendar month connectivity charges in excess of seven (7) days of service. A credit shall be applied only to the month in which there was the incident that resulted in the credit. Customer shall not be eligible to receive any credits for periods in which Customer received any Internet Data Center Services free of charge, provided that for the purposes of this Section, the Internet Data Center Services shall not be considered as being received free of charge due to the Customer discount referred to in Section 2.1.

(v) Termination Option for Chronic Problems: If, in any single calendar month, Customer would be able to receive credits totaling fifteen (15) or more days (but for the limitation in paragraph (iv) above) resulting from three (3) or more events during such calendar month or, if any single event entitling customer to credits under paragraph 5.2(a)(1) exists for a period of eight (8) consecutive hours, then Customer may terminate this Agreement for cause and without penalty by notifying Exodus within five (5) days following the end of such calendar month. Such termination shall be considered termination for cause pursuant to Section 8.2(b) and will be effective thirty (30) days after receipt of such notice by Exodus, subject to the provision of the Transition Services set forth in Section 8.7.

(vi) Active Packet Monitoring. As of the Effective Date, Exodus does not provide active monitoring of packet loss and transmission latency for individual customer sites. The parties understand that Exodus is developing the functionality to actively monitor packet loss and transmission latency for individual customer sites. Exodus will use best efforts to include Customer as a participant in any beta test or other evaluation program, however, such active monitoring shall be available to Customer only to the extent necessary for the beta test or evaluation program and will terminate at the conclusion of such test or program. Active packet monitoring received by Customer as a participant in a beta test or evaluation program will be at no fee. Exodus shall not be obligated to continue active packet monitoring for Customer if Exodus, in its sole discretion, decides not to add active packet monitoring as a service available to all of its customers. If Exodus does implement a service whereby active packet monitoring is available to all of its customers, such service will be made available to Customer at a cost to be negotiated in good faith between the parties. Participation in a beta test or evaluation program of active packet monitoring shall not alter the responsibilities of either party under the service level warranty set forth in this section.

THIS WARRANTY DOES NOT APPLY TO ANY INTERNET DATA CENTER SERVICES THAT EXPRESSLY EXCLUDE THIS WARRANTY (AS DESCRIBED IN THE SPECIFICATION SHEETS FOR SUCH PRODUCTS WHICH ARE ATTACHED HERETO AS EXHIBIT B). THIS SECTION 5.2(a) STATES CUSTOMER'S SOLE AND EXCLUSIVE REMEDY A BREACH OF SUCH WARRANTY.

     (b) Exodus represents and warrants that (i) it has the full power, right and authority to execute and deliver this Agreement and perform its obligations hereunder, and (ii) neither execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) materially violate any provision of any law, rule, regulations or order applicable to Exodus or (B) materially violate, breach, conflict with, result in the termination of, acceleration of or cancellation of any obligation under, or require the payment of any fee or constitute a default under (x) the articles of incorporation or bylaws of Exodus or (v) any contract, permit, license or other instrument to which Exodus is bound or subject.

     (c) Equipment and software. Exodus represents and warrants that it owns or has the legal right and authority, and will continue to own or maintain the legal right and authority during the term of this Agreement, to place, provide and allow Customer access to the equipment ("Equipment") and software ("Software") as contemplated by this Agreement. Exodus further represents and warrants that its placement, arrangement, and provision of access to the Equipment in the Internet Data Centers complies with the Equipment manufacturer's environmental and other specifications. Solely as to Equipment and Software described in Exhibit E attached hereto, Exodus further represents and warrants that the prices that Exodus is charging Customer for access to such Equipment and software reflect (i) the average price of three (3) competitive leasing quotes based on a leasing term of twelve (12) months for such Equipment and Software, plus (ii) a markup not to exceed five percent (5%). Notwithstanding Section 5.2(f), if Exodus breaches the immediately preceding warranty, Exodus shall refund to Customer the applicable excess amounts. The terms and conditions, including pricing, of additional equipment and/or software requested by Customer shall be negotiated in good faith between the parties at the time of the request. After the first (1st) anniversary of the Installation Date, and in Exodus' sole discretion, Exodus may allow Customer to purchase the Equipment or Software for a price to be negotiated in good faith between the parties, provided, however, that Customer shall not be obligated to purchase such Equipment or Software.

     (d) Current Technology; Network. Exodus represents and warrants the Exodus Network as described in the SOW is, and during the term of this Agreement shall continue to be, as advanced as then current network technology.


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     (e) Year 2000 Compliance. Exodus warrants that the provision of the
Internet Data Center Services shall not be interrupted and shall not fail to conform to the service level warranties because of the failure of any product or service reasonably under the control of Exodus to process correctly, provide or receive date data that is on, before or after December 31, 1999; provided, however, that no representation or warranty is made as to the adequacy of any Customer or third party service provider hardware or software used in connection with the IDC Services.

     (f) Breach of Warranties. In the event of any breach of the warranties under Sections 5.2(b), (c), (d), or (e) Customer's sole remedy shall be its ability to terminate this Agreement subject to the provision of the Transition Services set forth in Section 8.7., and such termination shall be considered termination for cause pursuant to Section 8.2(b).

     (g) No Other Warranty. EXCEPT FOR THE EXPRESS WARRANTY SET OUT IN THIS
SECTION 5, THE INTERNET DATA CENTER SERVICES ARE PROVIDED ON AN "AS IS" BASIS, AND CUSTOMER'S USE OF THE INTERNET DATA CENTER SERVICES IS AT ITS OWN RISK. EXODUS DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS AND/OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. EXODUS DOES NOT WARRANT THAT THE INTERNET DATA CENTER SERVICES WILL BE UNINTERRUPTED, ERROR-FREE OR COMPLETELY SECURE.

     (h) Disclaimer Of Actions Caused By And/Or Under The Control Of Third Parties. EXODUS DOES NOT AND CANNOT CONTROL THE FLOW OF DATA TO OR FROM EXODUS' INTERNET DATA CENTERS AND OTHER PORTIONS OF THE INTERNET. SUCH FLOW DEPENDS IN LARGE PART ON THE PERFORMANCE OF INTERNET SERVICES PROVIDED OR CONTROLLED BY THIRD PARTIES NOT WITHIN THE OPERATIONAL CONTROL OF EXODUS. AT TIMES, ACTIONS OR INACTIONS CAUSED BY THESE THIRD PARTIES CAN PRODUCE SITUATIONS IN WHICH EXODUS' CUSTOMERS' CONNECTIONS TO THE INTERNET (OR PORTIONS THEREOF) MAY BE IMPAIRED OR DISRUPTED. ALTHOUGH EXODUS WILL USE COMMERCIALLY REASONABLE EFFORTS TO TAKE ACTIONS IT DEEMS APPROPRIATE TO REMEDY AND AVOID SUCH EVENTS, EXODUS CANNOT GUARANTEE THAT THEY WILL NOT OCCUR. ACCORDINGLY, EXODUS DISCLAIMS ANY AND ALL LIABILITY RESULTING FROM OR RELATED TO SUCH EVENTS.

6. LIMITATIONS OF LIABILITY.

     6.1 Personal Injury. EACH REPRESENTATIVE AND ANY OTHER PERSONS VISITING THE INTERNET DATA CENTERS DOES SO AT ITS OWN RISK AND EXODUS ASSUMES NO LIABILITY WHATSOEVER FOR ANY HARM TO SUCH PERSONS RESULTING FROM ANY CAUSE OTHER THAN EXODUS' NEGLIGENCE OR WILLFUL MISCONDUCT RESULTING IN PERSONAL INJURY TO SUCH PERSONS DURING SUCH A VISIT.

     (Intentionally deleted)

     6.3 Exclusions. EXCEPT FOR SECTIONS 6.1 AND 7.1(ii), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER, FOR ANY LOST REVENUE, LOST PROFITS, REPLACEMENT GOODS, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOSS OF DATA OR CUSTOMER'S BUSINESS, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER UNDER THEORY OF CONTRACT, TORT
(INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

     6.4 Maximum Liability. EXCEPT FOR THE PARTIES INDEMNIFICATION OBLIGATIONS HEREUNDER OR PROPERTY DAMAGE CAUSED BY CUSTOMER'S NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY'S MAXIMUM AGGREGATE LIABILITY TO THE OTHER RELATED TO OR IN CONNECTION WITH THIS AGREEMENT SHALL EXCEED THE TOTAL AMOUNT PAID BY CUSTOMER TO EXODUS HEREUNDER FOR THE PRIOR TWELVE (12) MONTH PERIOD.

     6.5 (Intentionally deleted)

     6.6 Basis of the Bargain; Failure of Essential Purpose. The parties acknowledge that the parties have agreed upon the prices and entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth herein, and that same form an essential basis of the bargain between the parties. The parties agree that the limitations and exclusions of liability and disclaimers specified in this Agreement will survive and apply even if found to have failed of their essential purpose.

7. INDEMNIFICATION.

     7.1 Exodus' Indemnification of Customer. Exodus will indemnify, defend and hold Customer harmless from and against any and all costs, liabilities, losses, and expenses (including, but not limited to, reasonable outside attorneys' fees) (collectively, "Losses") resulting from any third party claim, suit, action, or proceeding (each, an "Action") brought against Customer, its affiliates or their directors, officers or employees and agents alleging (1) the infringement or misappropriation of intellectual property rights, or (ii) personal injury to Customer's Representatives from Exodus's negligence or willful misconduct.

     7.2 Customer's Indemnification of Exodus. Customer will indemnify, defend and hold Exodus, its affiliates and customers harmless from and against any and all Losses resulting from or arising out of any Action brought by or against Exodus, its affiliates or customers alleging: (a) with respect to the Customer's Business: (i) infringement or misappropriation of any intellectual property rights; (ii) defamation, libel, slander, obscenity, pornography, or violation of the rights of privacy or publicity; or (iii) spamming, or any other offensive, harassing or illegal conduct or violation of the Rules and Regulations; or (b) any damage or destruction to the Customer Area, the Internet Data Centers or the equipment of Exodus or any other customer by Customer or Representative(s) or Customer's designees.

     7.3 Notice. Upon the assertion of any Action against a party (the "Indemnified Party") for which the other party (the "Indemnifying Party") may be obligated to indemnify the Indemnified Party, the Indemnified Party shall promptly notify the Indemnifying Party of the existence of such claim and shall give the Indemnifying Party reasonable opportunity to defend and/or settle the claim at its own expense and with counsel of its own selection. The Indemnified Party shall cooperate with the Indemnifying Party and shall at all times have the right to fully participate in, but not control, such defense with its own counsel and its own expense. The Indemnified Party shall not make any settlements of any claims which might give rise to liability of the Indemnifying Party hereunder without the prior written consent of the Indemnifying Party.

8. TERM AND TERMINATION.

     8.1 Term. This Agreement will be effective for a period of one (1) year from the Installation Date, unless earlier terminated according to the provisions of this Section 8. The Agreement will automatically renew for additional terms of one (1) year each.

     8.2  Termination.

          (a)  For Convenience.

     (i) By Customer During First Thirty Days. Customer may terminate this Agreement for convenience by providing written notice to Exodus at any time during the thirty (30) day period beginning on the Installation Date.

     (ii) By Either Party. Either party may terminate this Agreement for convenience at any time effective after the first (1st) anniversary of the Installation Date by providing one hundred and eighty (180) days' prior written notice to the other party at any time thereafter. Customer may terminate this Agreement on the first (1st) anniversary of the Installation Date by providing Exodus thirty (30) days' prior written notice.

     (b) For Cause. Either party will have the right to terminate this Agreement if: (i) the other party breaches any material term or condition of this Agreement, including failure to pay fees, and fails to cure such breach within thirty (30) days after receipt of written notice of the same; (ii) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (iii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

     8.3 No Liability for Termination. Neither party will be liable to the other for any termination or expiration of this Agreement in accordance with its terms. This provision shall not limit any other remedies or recoveries that either party may be entitled to.

     8.4 Effect of Termination. Upon the effective date of expiration or termination of this Agreement: (a) Exodus will immediately cease providing the Internet Data Center Services; (b) any and all payment obligations of Customer under this Agreement will become due within fifteen (15) days; and (c) within thirty (30) days after such expiration or termination, each party will return all Confidential Information of the other party in its possession at the time of expiration or termination and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or accounting record keeping requirement.

     8.5 Intentionally deleted.

     8.6 Survival. The following provisions will survive any expiration or termination of the Agreement: Sections 2,3 4 (pursuant to the terms set forth in section 4.3), 5, 6, 7, 8, 9 and 10.

     8.7 Transition Services. Exodus shall provide the transition services to Customer as set forth in this Section 8.7 (the "Transition Services").

     (a) Prior to any termination or expiration of this Agreement, upon Customer's request, Exodus will provide reasonable assistance in closing the Sites, including the return of any Customer data stored on the Equipment on suitable media, in preparation for Customer's transfer of such Sites and/or data. Exodus will bill Customer for its reasonable costs associated with such assistance. If this Agreement is terminated by Exodus pursuant to Section 8.2(b) because of customer's failure to pay fees or Section 8.2(b)(ii) or
(iii), Exodus may, upon written notice to Customer, require full payment for such Transition Services before the provision of any transition Services as required hereunder.

     (b) Additionally, upon notice of termination for cause by Customer pursuant to Section 8.2(b) or the thirty (30) day termination by Customer on the first anniversary of the Installation Date pursuant to Section 8.2(a)(ii), and upon the request of Customer, Exodus shall continue to provide the Internet Data Center Services pursuant to the terms and conditions hereunder following the applicable termination date until the Sites are operational at the alternative facility, provided that Exodus shall only be obligated to provide such services for a period up to sixty (60) days after the applicable termination date, provided that the terms and conditions of this Agreement will continue in full force and effect throughout such period.

9. MISCELLANEOUS PROVISIONS.

     9.1 Force Majeure. Except for the obligation to pay money, neither party will, for a period not to exceed thirty (30) days, be liable for any failure of delay in its performance under this Agreement due to any cause beyond its reasonable control, including act of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the Internet, provided that the delayed party: (a) gives the other party prompt notice of such cause, and (b) uses its reasonable commercial efforts to correct promptly such failure or delay in performance. If any force majeure event continues for a period beyond thirty (30) days, each party's sole remedy shall be its ability to terminate this Agreement and such termination shall be considered termination for cause pursuant to Section 8.2(b).

     9.2 No Lease. This Agreement is a services agreement and is not intended to and will not constitute a lease of any real or personal property. Customer acknowledges and agrees that


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(i) it has been granted only a license to occupy the Customer Space and use the
Internet Data Centers and any equipment provided by Exodus in accordance with this Agreement, (ii) Customer has not been granted any real property interest in the Customer Space or Internet Data Centers, and (iii) Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances. For good cause, and with prior notice to Customer, Exodus may suspend the right of any Representative or other person to visit the Internet Data Centers. If Exodus exercises such suspension right, Exodus agrees to provide Customer with reasonable assistance until Customer identifies another Representative, but in no event for a period longer than thirty (30) days. Customer agrees to pay all of Exodus' reasonable costs related to such assistance.

    9.3 Marketing. The parties agree that upon the prior written consent of the other party (for each reference or description) not to be unreasonably withheld, each may refer to the other by trade name and trademark, and may briefly describe the business relationship and the other party's business (subject to Section 4) in such party's marketing materials and web site. Each party hereby grants to the other party a non-exclusive, non-assignable, royalty-free, worldwide license to use trade names and trademarks of the granting party solely in connection with the rights granted to such party pursuant to this Section
9.3. Notwithstanding anything to the contrary, Exodus may list customer in a generalized list of all or a representative group of Exodus' customers.

    9.4 Government Regulations. Customer will not export, re-export, transfer, or make available, whether directly or indirectly, any regulated item or information to anyone outside the U.S. in connection with this Agreement without first complying with all export control laws and regulations which may be imposed by the U.S. Government and any country or organization of nations within whose jurisdiction Customer operates or does business.

    9.5 Non-Solicitation. During the period beginning on the Effective Date and ending on the first anniversary of the termination or expiration of this Agreement in accordance with its terms, each party agrees that it will not, and will ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by the other party during such period.

    9.6 Governing Law; Dispute Resolution, Severability; Waiver. This Agreement is made under and will be governed by and construed in accordance with the laws of the State of California (except that body of law controlling conflicts of law) and specifically excluding from application to this Agreement that law known as the Untied Nations Convention on the International Sale of Goods. Any dispute relating to the terms, interpretation or performance of this Agreement (other than claims for preliminary injunctive relief or other pre-judgment remedies) will be resolved at the request of either party through binding arbitration. Arbitration will be conducted in Santa Clara County, California, under the rules and procedures of the Judicial Arbitration and Mediation Society ("JAMS"). The parties will request that JAMS appoint a single arbitrator possessing knowledge of online services agreements; however the arbitration will proceed even if such a person is unavailable. In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to the law, such provision shall be interpreted as having the broadest application as shall be enforceable under such law or order. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the remaining provisions of this Agreement which shall continue in full force and effect. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.

    9.7 Assignment; Notices. Neither party may not assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other party, except that a party may assign this Agreement in whole to its affiliate or as part of a corporate reorganization, consolidation, merger, or sale of substantially all of its assets. Any attempted assignment or delegation without such consent will be void. This Agreement will bind and inure to the benefit of each party's successors and permitted assigns. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party indicated on the signature page hereof, or at such other address as may hereafter be furnished in writing by either party hereto to the other. Such notice will be deemed to have been given as of the date it is delivered, mailed or sent, whichever is earlier. All notices hereunder shall be sent to the attention of the party's General Counsel.

    9.8 Relationship of Parties. Exodus and Customer are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Exodus and Customer. Neither Exodus nor Customer will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent, except as otherwise expressly provided herein.

    9.9 Entire Agreement; Counterparts. This Agreement and all exhibits and documents incorporated herein by reference, including without limitation, the SOW and Product Specifications, and Restricted Stock Purchase Agreement, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

    9.10 Amendment. This Agreement may not be amended or modified except by written agreement executed by both parties.

    9.11 Injunctive Relief. Each party acknowledges and agrees that any breach of Sections 4, 8.7 or 10.4 may cause irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, each party agrees that the other party shall have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any such breach and/or specific performance. Exodus' obligation of specific performance is expressly conditioned on Customer's continued adherence to the terms and conditions of this Agreement for the period of such performance.

10. Proprietary Rights--Ownership and Licenses.

    10.1 Customer shall provide to Exodus the text, graphics, audio, video and other information (collectively, the "Customer Content") for use in the Customer sites. Provider shall not, without prior written consent from Customer, modify, change, or alter in any way the Customer Content.

    10.2 All of Customer's users' information, including without limitation, personal information, email addresses, internet addresses, and domain names, whether provided at any time by Customer or such users, ("Customer User Information") is proprietary to Customer. Provider shall not disclose, use, sell, lease, transfer or modify in any way such user information.

    10.3 Ownership. Except for the rights expressly granted herein and assignment expressly made herein, this Agreement does not transfer from Exodus to Customer any Exodus Technology, and all right, title and interest in and to Exodus Technology will remain solely with Exodus. Except for the rights expressly granted herein, this Agreement does not transfer from Customer to Exodus any Customer Technology, Customer Content, or Customer User Information, and all right, title and interest in and to Customer Technology, Customer Content and Customer User Information will remain solely with Customer. Exodus and Customer each agrees that it will not, directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to derive source code or other trade secrets from the other party.

    10.4 Licenses--Services. During the term of the applicable IDC Services Order Form, Exodus grants Customer a non-transferable, non-exclusive license to use Exodus Technology (as defined below) solely in conjunction with the Internet Data Center Services or as expressly set forth below. During the term of the applicable IDC Services Order Form, Customer grants Exodus a non-transferable, non-exclusive license to use the Customer Content and the Customer Technology (as defined below) provided by Customer for use with the Customer Content solely in conjunction with the Internet Data Center Services.

    10.5 Assignments and Licenses--Work. Commencing at the time Exodus receives full and final payment for the Work, Exodus (i) assigns to Customer all rights, title and interest, including all intellectual property rights, in the Work (and such Work shall thereafter be considered Customer Technology) provided, however, that such assignment does not include underlying Exodus Technology and (ii) grants Customer a non-exclusive, non-transferable, royalty free, perpetual license to use Exodus Technology incorporated into the Work in order to fully exploit the Work. To the extent that Customer or its employees or contractors participate in the creation or development of Exodus Technology, Customer, on behalf of itself and its employees and contractors, hereby assigns to Exodus all right, title and interest, including all intellectual property rights in, Exodus Technology. To the extent that Exodus or its employees or contractors participate in the creation or development of Customer Technology, Exodus, on behalf of itself and its employees and contractors, hereby assigns to Customer all right, title and interest, including all intellectual property rights in, Customer Technology.

    10.6 General Skills and Knowledge. Notwithstanding anything to the contrary in this Agreement, Exodus will not be prohibited or enjoined at any time by Customer from utilizing any "skills or knowledge of a general nature" acquired during the course of providing the Internet Data Center Services. "Skills or knowledge of a general nature" includes, without limitation, information publicly known or available or that could reasonably be acquired in similar work performed for another customer of Exodus.

    10.7 Definitions. For purposes of this Agreement:

        (a) "Exodus Technology" means Exodus' proprietary technology, including Exodus Internet Data Center Services, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), network designs, know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by Exodus or licensed to Exodus from a third party) and also including any derivatives, improvements, enhancements or extensions of Exodus Technology conceived, reduced to practice, or developed during the term of this Agreement by either party that are not uniquely applicable to Customer or that have general applicability in the art.

        (b) "Customer Technology" means Customer's proprietary technology, including Customer's Internet operations design, content, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by Customer or licensed to Customer from a third party) and also including any derivatives, improvements, enhancements or extensions of Customer Technology conceived, reduced to practice, or developed during the term of this Agreement by either party.

        (c) "Work" means the products, deliverables or services uniquely developed, created, or otherwise provided for Customer by Exodus within the scope of Services provided pursuant to this Agreement.


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Customer's and Exodus' authorized representatives have read the foregoing and all documents incorporated therein and agree and accept such terms effective as of the date first above written.

CUSTOMER                                 EXODUS COMMUNICATIONS, INC.

Signature:  /s/ Adam Wegner              Signature:  /s/ Alan L. Friel
          -------------------------                ------------------------
Print Name:     Adam Wegner              Print Name:     Alan L. Friel
           ------------------------                 -----------------------
Title:          General Counsel          Title:        General Counsel
      -----------------------------                    Executive VP Operations








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